Exhibit 23.3

May 14, 2021

Magnolia Oil & Gas Corporation

Nine Greenway Plaza

Suite 1300

Houston, TX 77046

Re:Securities and Exchange Commission

Form S-8 of Magnolia Oil & Gas Corporation

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 15, 2021, regarding the Magnolia Oil & Gas Corporation Proved Reserves and Future Net Revenues as of December 31, 2020, and of references to our firm, which report and references are included in Magnolia Oil & Gas Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020.

Miller and Lents, Ltd. has no financial interest in Magnolia Oil & Gas Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report. Miller and Lents, Ltd. also has no director, officer, or employee employed or otherwise connected with Magnolia Oil & Gas Corporation. We are not employed by Magnolia Oil & Gas Corporation on a contingent basis.

Very truly yours, Texas Registered Engineering Firm No. F-1442 /s/ Katie M. Reinaker, P.E _________________________________ Katie M. Reinaker, P.E. Senior Vice President